Exhibit 99.23

American Rebel Holdings, Inc. (NASDAQ: AREB) Announces Breakout Success at 2025 NBWA Convention with Expanded National Distribution Footprint for American Rebel Light - America’s Patriotic and Fastest Growing Beer

Accelerated National Expansion Following NBWA 2025—16 On-Site Commitments Unlock Opportunity in 9 New States, with 2 Distributors Entering Contract Talks Within 24 Hours

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi, and Minnesota.

American Rebel Light Beer is a Premium Domestic Light Lager – all-natural, crisp, clean, and bold with a lighter feel. Approximately 100 calories, 3.2 carbohydrates, and 4.3 percent ABV per 12 oz serving. Brewed without added supplements, corn, rice, or sweeteners.

Nashville, TN, Oct. 20, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) ( www.americanrebel.com ), the company behind American Rebel Light, “America’s Patriotic Beer,” today announced a highly successful showing at the 2025 National Beer Wholesalers Association (NBWA) Annual Convention in Las Vegas. The event marked a transformative milestone in the company’s expansion strategy — driving distributor engagement, unlocking new markets across the country, and reaffirming nationwide excitement for American Rebel Light that proudly stands for American values.

Exceptional Distributor Engagement and Expansion Momentum

American Rebel Light Beer ( www.americanrebelbeer.com ) made a bold statement at NBWA 2025 with its largest and most impactful presence to date. Over the course of the convention, the company met with more than 110 distributors, achieved 83 qualified follow-ups, and secured 65 high-interest partnership opportunities. Among them, 16 distributors provided verbal commitments on-site, unlocking nine new states for potential market entry. Within just 24 hours, two distributors initiated formal contract negotiations — a clear signal of the brand’s momentum and market demand.

The new state expansions include potential or indicated expansion into Massachusetts, Illinois, Utah, Arizona, South Carolina, Pennsylvania, Wisconsin, West Virginia, Texas and North Dakota, with additional county-level agreements expanding coverage in Arkansas, Mississippi, and North Carolina.

“This wasn’t just a booth — it reaffirmed what we’ve seen over the past year,” said Todd Porter, President of American Rebel Beverage. “American Rebel Beer is a great-tasting light beer, and top-tier distributors who had heard about it finally got to experience it firsthand — the results were amazing. We came to NBWA to introduce distribution partners to the best and fastest-growing domestic light beer in the USA, expand our reach, and connect with those who believe in the American Rebel story. The response was overwhelming.”

Premium Domestic Light Lager – A Better-For-You, Boldly American Beer

American Rebel Light isn’t just another light beer — it’s a premium domestic lager designed for today’s consumers who demand exceptional taste without compromise. Brewed with all-natural ingredients and no additives, American Rebel Light is clean, crisp, and refreshing, delivering full flavor with only 110 calories per 12 oz. serving.

Proudly “unapologetically American,” every can of American Rebel Light declares what sets it apart:

“ America’s Patriotic Beer — America’s God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.”

“Rebel Light is more than a product — it’s a testament to fundamental American values,” said Andy Ross, CEO of American Rebel Holdings, Inc. “Every can embodies the values that built this nation — freedom, hard work, faith, and honor in the American way of life. We’re not just brewing a beer; we’re building a brand that stands unapologetically for what makes America great. Our customers don’t just drink Rebel Light — they live the values it represents.”

Immersive Brand Activation and Tony Stewart Partnership

American Rebel’s NBWA presence went beyond typical distribution meetings to create a dynamic brand experience. At the booth, beer industry experts engaged directly with the story behind American Rebel while enjoying the beer firsthand. The true power of the American Rebel brand came alive through authentic interactions with CEO Andy Ross and NASCAR legend Tony Stewart — Motorsports Hall of Famer, four-time NASCAR Cup Series champion, driver of the American Rebel Light NHRA Top Fuel dragster, and a true American Rebel. The results speak for themselves — we believe we created several meaningful new distribution partnerships, opened new territories, and most importantly, gained passionate beer industry advocates for the brand and American Rebel Light Beer.

“Tony is a great friend and a successful businessman, and we’re honored to have him in our booth representing American Rebel Light,” said Andy Ross. “We had a lot of fun sharing stories with potential new distributors and just hanging out for two days drinking Rebel Lights together. Tony’s a legend and a bad ass, which makes him the ultimate American Rebel.”

Pre-Event Momentum and Strategic Impact

Leading up to NBWA, American Rebel executed a robust pre-event outreach campaign targeting nearly 300 distributors nationwide. Timed email communications and direct engagement efforts drove significant booth traffic and interest, resulting in a record number of qualified leads and immediate post-show follow-ups.

Looking Ahead: 2026 and Beyond

With the continued surge of distributor momentum and the planned opening new markets, American Rebel Light Beer is already preparing for NBWA 2026. Plans include an expanded booth footprint to further boost visibility and brand loyalty.

“NBWA 2025 was a breakthrough moment for us,” added Ross. “We proved that American Rebel Light isn’t just another light beer on the shelf — it’s a beer with a purpose, a beer that resonates deeply with people who love this country. And this is just the beginning. Our relentless expansion into new markets shows that America is ready for a beer that tastes great and truly stands for something.”

About American Rebel Holdings, Inc.

Nashville-based American Rebel Holdings, Inc. (NASDAQ: AREB) is “America’s Patriotic Brand.” Founded in 2014, the Company has built a portfolio of lifestyle products including safes, personal security solutions, and most recently, American Rebel Light Beer — a premium light beer brewed for hardworking Americans. With a growing retail presence, robust e-commerce platform, and partnerships across multiple consumer categories, American Rebel continues to expand its footprint and deliver innovative products designed for freedom-loving Americans nationwide.

Watch the American Rebel Story as told by our CEO Andy Ross The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi, and Minnesota.

For launch details and availability, visit www.americanrebelbeer.com or follow us on social media @AmericanRebelBeer.

American Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean, and bold with a lighter feel. Approximately 100 calories, 3.2 carbohydrates, and 4.3 percent ABV per 12 oz serving. Brewed without added supplements, corn, rice, or sweeteners.

Media Inquiries

Monica Brennan

Monica@NewtoTheStreet.com

Matt Sheldon

Matt@Precisionpr.com

917-280-7329

American Rebel Light Beer Distribution Opportunities

T odd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebel.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations regarding American Rebel Holdings, Inc.’s (“American Rebel” or the “Company”) future performance, distributor partnerships, market expansion, brand visibility, consumer demand, and shareholder value creation. Specifically, statements related to anticipated distribution growth, new market entries, potential distributor agreements, and strategic business development initiatives — including those discussed or verbally agreed to during meetings and conversations at the 2025 National Beer Wholesalers Association (NBWA) Convention — are forward-looking in nature.

Such statements are based on current assumptions, estimates, and projections about the Company’s business and industry, as well as management’s beliefs and expectations. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. These risks include, but are not limited to: changes in consumer preferences and purchasing behavior; competitive pressures in the beverage industry; supply chain disruptions or production limitations; regulatory changes affecting distribution, labeling, or marketing; the Company’s ability to secure, maintain, or expand distributor and retail partnerships; the outcome and timing of contract negotiations; the success and availability of marketing and promotional activities; and the risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2024, and its Quarterly Report on Form 10-Q for the three months ended June 30, 2025.

Additionally, the Company appeared before a Nasdaq panel on September 30, 2025, to address its stockholder equity deficiency, which was not cured prior to the expiration of the 180-day extension in August 2025. Since June 30, 2025, the Company has initiated multiple transactions — including debt conversions, minority equity investments, and equity issuances — that were not reflected in its Q2 FY2025 Form 10-Q. Management believes these actions have collectively positioned the Company above the $2.5 million minimum stockholder equity threshold required by Nasdaq. However, the Company is currently awaiting the panel’s decision, which will be based upon both the Company’s presentation and the Nasdaq staff’s recommendations. There can be no assurance that the panel will concur with management’s position or render a favorable ruling.

Any forward-looking statement made herein speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. American Rebel undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as may be required by law.